SECURITIES PURCHASED PURSUANT TO RULE 10F-3
INTERNATIONAL SELECT EQUITY JANUARY to MARCH, 2000
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
				Security Purchased			Comparison Security		Comparison Security

Issuer			Infineon Technologies AG 		Micronic Laser Systems AB	Celestica

Underwriters		Goldman Sachs, Deutsche Bank, 	D. Carnegie AB, FleetBoston 	MSDW, RBC Dominion
				DB Alex. Brown, CS First 		Robertson Stephens Int'l Ltd.	Securities, Banc of America
				Boston, Lehman, Merrill Lynch, 						Securities, CIBC World
				State Street Boston, ABN Amro, 						Markets, DB Securities Inc.,
				Banc Boston Robertson Stephens, 						Merrill Lynch, FleetBoston
				Commerzbank, Chase H&Q, 							Robertson Stephens, Scotia
				Mediobanca, SocGen, Warburg 							Capital Inc.
				Dillon Read

Years of continuous
operation, including
predecessors		> 3 Years					> 3 Years				> 3 Years

Security 			IFX						MICR					CTW

Is the affiliate a
manager or co-manager
of offering?		co-manager					no					co-manager

Name of underwriter or
dealer from which
purchased			Goldman Sachs				n/a					n/a

Firm commitment
underwriting?		yes						yes					yes

Trade date/Date of
Offering			3/13/2000					3/3/2000				3/2/2000

Total amount of
offering sold to
QIBs	 			$-   						SEK 633,307,500 			-

Total amount of any
concurrent public
offering			$5,397,000,000.00 			-   					C$ 1,083,712,000

Total				$5,397,000,000.00 			SEK 633,307,500 			C$ 1,083,712,000

Public offering price	$35.00 	 				SEK 105 	 			C$ 66.08

Price paid if other
than public offering
price				same	 					n/a 					n/a

Underwriting spread or
commission	 		$0.55 (1.57%) 				SEK 1.575 (1.5%)			C$ 1.5 (2.3%)

Shares purchased		98,787					n/a 	 				n/a

Amount of purchase	$3,334,604					n/a 	 				n/a

% of offering purchased
by fund			0.0620%					n/a					n/a

% of offering purchased
by affiliated funds	0.0157%					n/a					n/a

Total (must be less
than 25%)			0.0777%					n/a					n/a

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